Exhibit 99.2

Transcript of Analyst Day Webcast

November 3, 2022

Presenters:

Joann Cheng, Chairman & Chief Executive Officer, Lanvin Group

David Chan, Executive President & Co-COO, Lanvin Group

Shang Koo, Chief Financial Officer, Lanvin Group

Max Chen, CEO of Primavera Capital Acquisition Corporation

Moderator:

Harry Florry, FGS Global

Harry Florry

Hi everyone, we’ll start in a minute or so.

Hello to everyone joining us across the world and welcome to the Analyst Day presentation for Lanvin Group. This is Harry Florry from FGS Global and we have been supporting the Company.

Firstly, let me give you a very quick background about Lanvin Group and their upcoming combination with Primavera Capital Acquisition Corporation. On 23 March this year, the Company announced the proposed business combination and since then, has made tremendous progress which you may have seen in their recent H1 results, and are on track to list on the New York Stock Exchange before the end of the year.

Today we have a number of speakers: Joann Cheng, Chairman & Chief Executive Officer of Lanvin Group. Joann is also a Global Partner of Fosun International and has over 20 years of experience in investment, financing, corporate strategy and portfolio management. She started her career at KPMG and prior to joining Fosun, served as CFO of DJI Innovation, finance director of TPG and GE Capital Group, Greater China.

We also have David Chan who is the Executive President & Co-COO of Lanvin Group. David has more than 15 years of professional experience in the investment banking and private equity industry. David is a Global Partner of Fosun International and was one of the founding members of Lanvin Group in 2017. He leads the group’s merger & acquisitions and strategic projects.

Joining from Shanghai is Shang Koo, Chief Financial Officer of Lanvin Group. He has over 10 years of experience working as a CFO and spent most of his career in fast-growing consumer internet businesses, including both listed and private companies. Before this, he was an equity research analyst at Piper Jaffray.

And finally, Max Chen, CEO of Primavera Capital Acquisition Corporation. He is a founding member of Primavera Capital Group and leads the firm’s investment activities in sectors including consumer and TMT. Prior to joining Primavera, Max worked at the Investment Banking Division of Goldman Sachs in both Hong Kong and New York. Max obtained a Bachelor’s degree from Harvard College and also received both his JD and MBA degrees from Harvard Law School and Harvard Business School, respectively.

Now please take a moment to review today’s agenda. We have two Q&A sessions lined up, the first of which will be approximately 45 minutes from now, and you may post your questions in the box on Zoom at any time. Before starting the presentation, let’s watch a video about Lanvin Group.

[VIDEO]

I hope you enjoyed the video. So without further ado, let me welcome Joann Cheng, to speak and give her remarks

Joann Cheng

Thanks, everyone, it’s really great to have this chance to present Lanvin Group as a new rising star in this industry.

First of all, let me introduce Fosun, the largest shareholder a little bit. Fosun is one of the largest private companies, founded in 1992. Its strategy is to build up an ecosystem around healthcare, happiness, and wealth. So basically, you can see that in the past several years, Fosun has invested in overseas markets, to bring those brands to Asia and the China market, foster those industry champions, and help them go public via IPOs. For 2021, the Fosun group revenue is about €22 billion, and the total assets are about €110 billion.

On this page, you can see very good examples of how Fosun built up an ecosystem around healthcare, retail happenings, and also wealth to serve the best products and services to our customers. For example, Yuyuan is a listed company on Shanghai Stock Exchange. It’s a retail business in China. Also pharmaceutical is another listed company under Fosun’s big family listed on Shanghai Stock Exchange and in Hong Kong Stock Exchange.

Another latest example is Fosun Tourism Group around the fast-growing Club Med, Fosun builds resorts not only in home markets in Europe, but also builds up new resorts in Asia and in China. One iconic place built under Fosun Tourism is Atlantis. So basically that company also got listed on Hong Kong Stock Exchange.

For Lanvin Group ourself, we are still young, four years old, with our footprint all over 80 countries. But even though we’re facing a lot of challenges during the COVID situation, in the past two years, we still achieve great momentum on the revenue levels, achieving ~30% CAGR. And still, we have a lot of low-hanging fruit to build up our group and brand portfolios for the future by exploring our retail footprint and digital channels, and also exploring our product categories and portfolios. I believe that we will achieve our great growth trajectory for the future as well.

Now, I will hand over to Max, the Chairman and CEO of Primavera Capital, the SPAC vehicle. Thanks, Max.

Max Chen

Thank you, Joanne. So first, let me briefly introduce our firm. Primavera Capital is a leading global investment management firm with offices in Hong Kong, Beijing, Singapore and Silicon Valley. Today we manage over US$ 17 billion and have over the last 12 years invested in over 100 companies across multiple funds. In our firm’s history, we have built up a remarkable track record of investing in top global consumer brands and helping them accelerate their growth in Asia. Some notable examples include Yum China, Mead Johnson China, and Vitaco Health.

Leveraging this experience and resources, we listed our SPAC vehicle in NYSE in January 2021. And our SPAC focuses on searching for a leading global consumer company with an Asia focus. Today we are very excited to be partnering with Lanvin Group, the first and only global luxury platform based in China. And we are very committed to being a long-term shareholder together with the Fosun Group and the management team at Lanvin, and to continue contributing our value-add for the years to come. Thank you.

David Chan

Great. Thanks, Max. Hi, everybody. In the next 20-30 minutes I’m going to take everybody over and talk about our company. Why we build a company, and where we want to take the company in the next two or three years.

If you look at the numbers on this page, we are very different from a typical SPAC target. I think we are a very fundamental-driven and mature business. And then we have five brands with a combined history of over 90 years, and then we are in across 80 countries like Joann mentioned. And then 1,200 POS, we have ~300 retail stores and ~3,600 employers. So real business, we also have five brands with six manufacturing vertically integrated manufacturing facilities.

In this chart, you can see we had a pro forma 2021 number of €333 million. If you follow us, we achieved and overbeat that number in 2021, we achieved close to €340million in 2021. And if you also follow us on the H1 results, we have very impressive results. Our CFO will talk a little bit about it in the later sections, we achieved over 70% in top-line growth.

Now on brand, particularly from March, we hit triple-digit growth for the first half of 2022. So our growth CAGR for the next five-year kind of trajectory is about 31% CAGR, and then the true growth is driven by expanding distribution products.

Especially on the distribution side, I think the two markets that we will really focus on, one is Asia, and the second one is North America. So if we look at the pie chart on the left, you’ll see North America right now we have 33%, but with a distinction that we do have one brand that is St. John. If you take away St. John which is predominantly a U.S. business. If you take away St. John, our U.S. business remains to be 15%. And then our Greater China business remained at 14% and Mainland China business only at 10% as of 2021. So that gives us a lot of run rate to grow these markets, especially when you look at other comparable companies in the market. Usually the top kind of luxury market, the luxury sector is the U.S., the second one is China, then Europe and so on. So we are not there yet, but that also gives us tremendous opportunities to grow in this market. To us and to the management, there are a lot of low-hanging fruits to really grow our retail footprints and distribution channel.

So, in terms of why we built this business, why we picked this avenue to really operate in. If you look at the chart, this is something that all of you guys covered in the luxury sector, so we’re not going to have to educate you guys. We picked this sector because it’s super resilient. If you look at the past 20 years, luxury has been growing about 6-8% CAGR a year. There is a dip in 2020 because of COVID, but also it is one of the industries that rebounds the fastest out of COVID. So as expected it will become almost close to a $400 billion market cap market business by 2025. And one of the growth strategy drivers is China, but of course, I always like to tell our investors that don’t only focus on China but focus on the emerging market around China, which is Singapore, Korea, Japan, Vietnam, Thailand, Indonesia… all the APAC market now is going to probably become collectively 60-70% of the entire global luxury.

This is a very fundamental change in the history of luxury in the past 10 or 20 years. So if you look at this map, we have a lot of well-known fashion groups in North America, as well as Europe. However, if you look at where we want to focus on for the next 5 or 10 years, where the market, where the consumption is going to drive a shift in the next 5 or 10 years, it is going to be Asia as I mentioned a while ago. So that’s why Lanvin Group is set up exactly to tackle that phenomenon. To become the first and only global luxury group that’s based out of Asia, but operating globally. So we are the first one and the only one to do that.

And then, if you don’t know our five brands, we have a very well-diversified brand mix. The word diversification, you will see that is going to be coming across in many of our brand-building strategies. Our flagship brand is Lanvin, we pick Lanvin in 2018, and then they became our flagship brand.

We try to mimic the strategy of how LVMH or Kering has done, they started with Gucci and LVMH started with LV, and then obviously Lanvin is ours. We picked Lanvin because of its heritage, it is the oldest couture house in the world. And we pick Lanvin also for a couple of other reasons, one, it is very diverse because it’s a multi-gender brand, and it is full category, meaning we’ll be able to not only broaden our demographic, whether it is from an age group perspective or also gender perspective, but also could use different product line to attract and widen our demographic. So this is something that is very, very unique in a brand, not every brand can be multi-gender, and not every brand has the heritage to go into different categories.

Lanvin is most well-known for its heritage, not only because it’s the oldest French couture house in the world, but also it has the most archive value in the world. We share our archive with a lot of the name brands out there. And then we have over 80 years of archive from Jeanne Lanvin. So from that perspective, it also was one of the 60 bosses at the French Haute Couture Federation. So in terms of perception and positioning of the brand, it is at the same level as Hermes, Chanel or Gucci of the world. So this is very unique and become our kind of product line. But what we want to build a brand is starting from the product, we spent a lot of time in this presentation talking about Lanvin because it’s our flagship. It is because when we picked up a brand, it was relatively concentrated from a product and distribution standpoint.

If we look at our product, it was almost 70-80% ready-to-wear. It was a ready-to-wear driven house. And if you look at our 2021 result, you’ll see the brand already starting to diversify away from just ready-to-wear. Now 50% is coming from accessories, another 50% is ready-to-wear. The second is distribution. It was a very wholesale-driven business, I think over 60-70% of business was coming from wholesale. And then at the end of 2021, we only still have 27 stores globally. So in terms of distribution, DTC channel, we were at the very beginning of the growth phase. And then what Fosun and then the management team have done in the past two or three years was really focusing on product. We’re fixing the unit economics of all the distribution channels. So once that unit economics is done, then you can throw in the scale. This is exactly why we’re going to do this IPO route.

Our second brand that when we acquired in May 2018 was Wolford. Wolford, not a lot of people know, it’s probably the largest skinwear company in the world. And it has a very strong heritage in terms of skinwear and bodywear. So it made the first pair of nylon stockings in the world. So if you look at the history of Wolford, it has been traditionally known for its hosiery business. But also the diversification strategy applies to Wolford as well where we saw Wolford, within Wolford has such a strong DNA going into body and athleisure. So if you look at the 2021 result, Wolford is already having about 20 to 23% of business coming from the W line, which is a newly developed line that’s tackling the premium version of leisure and activewear, which is another very adjacent category and kind of adjacent DNA for Wolford to go into.

And then the third brand we will introduce is Sergio Rossi, which is a newly acquired brand in 2021. You can see the strategy when we look we see Lanvin as a flagship brand, which is a very fashion-driven kind of brand. While the rest of the brands really either we are moving away from just apparel, to a fashion business. And then second is more kind of creating a diversified, non-fashion, fashion-agnostic business which is functional which is Wolford. Sergio Rossi is our new acquisition in 2021, which is focused on accessories, the shoe category. And then it expanded and it is focused on high-end professional women’s shoes. But in terms of Sergio Rossi, also, the products and education strategy also apply, even though it’s a newly acquired kind of portfolio. Men’s business is only 2% of Sergio Rossi’s business right now. That’s also a division that we’re trying to expand into. The sneaker, the casualization of Sergio Rossi woman’s shoes is probably only 5% of business right now. So there’s a huge opportunity where we see other shoe brands out there, what they can do in today’s market. There’s a lot of opportunity for us, we only talking about $60-$70 million brand at the current moment.

St. John is a luxury brand, homegrown in Irvine, California. It is probably what the First Ladies go to, so people know about St. John, it’s very focused on timeless, professional women ready-to-wear, and then they are really all of the First Ladies, Joe Biden, Michelle Obama, Hillary Clinton, all wear St. John. All our fans of the house. And then Caruso, mainly in business for Caruso is manufacturing, but also it is a brand that is really focused on men’s high-end tailoring. Caruso is a maker for a lot of the top brand houses in the world, including Lanvin. So there’s a lot of synergy in terms of what the men’s business, men’s tailoring business with Lanvin and what to bring the Lanvin’s menswear back.

And then the next slide is a slide that usually is very unique to us. You can see the strategic alliance ecosystem model. The statement that we made constantly with investors saying in China and Asia, there’s no strategic kind of group that is focused on luxury, which is true in the past 20-30 years. So, for us, we have found very, very unique partners within the luxury circle that have been working with different luxury brands for the last 30-40 years. So, they each individually have accumulated what is so called ‘luxury operation value’ in that whole particular system.

If you think about other than Primavera and Fosun ourselves, we have our own individual network on top of it, for example, ITOCHU. They came in as our round B investor in 2020. And then they are really our Japan go-to partner. So we have a very good operating relationship with ITOCHU. And then all our brands’ development Japan strategy now, ITOCHU is helping on the product line. So they are one of the largest trading houses in Japan, but in terms of fashion, we believe they are the strongest.

And Baozun, they are also a New York-listed company, they’re probably the largest TP player in China. TP means Tmall Partners. So in China, as you might know, e-commerce businesses don’t use your own website, you almost always sell on JD.com or Alibaba, Tmall, which is an e-commerce platform. And Baozun is the largest third-party provider to help you sell on this platform. So Baozun became our investor and also our strategic partner. And then our five brands’ growth strategy for e-commerce in China is going through Baozun, so they are really helping us operationally to manage our brand in e-commerce.

And Stella International is also listed in Hong Kong. They are experts in sneakers. They are famously the maker of the Balenciaga sneakers. But Stella also makes a lot of other luxury brand sneakers. If you listened to what I just mentioned about our brand diversification strategy, product is our core. So for Lanvin, we’re trying to do more accessories, which is including sneakers and then shoes. And we try to casualize women’s wear as well as the men’s business and sneaker business. And then if you look at Stella, they are one of the best luxury sneaker makers in the world.

And K11, very premium mall owners in Hong Kong and Southeast Asia, and then they became our very early investor in 2019, and gave us a lot of guidance and resource and help in terms of retail footprints.

Neo Concept, one of the top five sustainable fabric developers in China in terms of ESG, in terms of development and research for fabric. Neo is very dependable for us to always work with them.

Activation Group is also the top luxury event planner in Asia. If you see some of LV shows or some of these luxury brand shows, all done by Activation. So they also perform for Lanvin and help us to put together a Lanvin show back in 2020, which has made a very, very big blast.

And Meritz Securities is our latest investor. If you follow our news, we made an announcement of a $50 million private placement. They are one of the largest Korean conglomerates, which is a financial institution, who invested in us recently. And Korea as you can imagine, other than Japan, is one of the highest spending countries in terms of luxury spending in the world. So Meritz became our network partner and already started to build a lot of these resources and share resources with us in the Korean market.

This is very unique. All of them are our shareholders. Most of them actually not only committed to the A-round and B-round investment, but also committed to the PIPE as well, alongside Fosun and Primavera. This is very, very rare.

We as management are very happy with the result, the number speaks for itself. And this is exactly why it gave us the confidence to first acquire Sergio Rossi. The 2021 number really gave us confidence. All the pieces that we’ve put together have proven to be true. Not only the China growth is happening in triple digits, but the North American growth is also very, very important to us. We also expect triple-digit growth. So the DTC strategy is working out, the unit economics is working out. That’s why we have the confidence to propose to the board in the early part of 2021 to say, we need to continue to expand our profile.

If you look at our growth trajectory, we are a very patient operator. We finished all the acquisitions by 2018. And then we stopped for about two years. We didn’t make any acquisitions. The role of strategy, the add-on acquisition really happened after two and a half years because we put our time and bandwidth to focus on products, and then on management and infrastructures. So once we have these proven concepts, then the board allows us to really acquire another business. And now we’re going through another wave of the growth phase. So this happened to Wolford, if you see the Greater China growth as well as the North America growth, it’s very impressive.

This is the four pillar that we normally talk to investors about. It is really focusing on product. Product, product, product. So product diversification and expansion is one of the core strategies not only at the brand level, but also at the holding company level. So whether it’s through acquisition or through product expansion at the brand level, it is trying to create a more diversified kind of product line. The reason is very straightforward too, is, historically it’s too focused on one age group and one particular demographic.

Using Lanvin’s example, we are now only 50% ready-to-wear, 50% sneakers and leather goods, then I have probably 20, 25 years old, walking in and buying sneakers. 25 to 30 years old, walking in buying leather goods products, and then we have 30+ years old walk in to buy ready-to-wear, which is the most expensive items, relatively speaking in the store. So that has really helped us to broaden our demographic and then really educate our customers from a much younger age, compared to Lanvin before, which was really focusing on the ready-to-wear, which is only focusing on a niche kind of demographic.

This happened for Wolford as well. Hosiery business or body business is focusing on very limited kind of demographic, but athleisure and activewear allow us to really expand ourselves into a much wider demographic, and then have that customer journey with us from a very young age, in understanding a brand, I think, to very mature, successful age. This is a very successful formula for a lot of these bigger brands out there, because they start educating, especially with the cosmetic and beauty business. So educating them at 16, 17 years old, all the way to like 40, 50. So this is the customer journey we want to create using the product selection strategy.

Once the product is right, then you can see that in a huge economic way. You look at Lanvin, for example, our revenue per square foot basically tripled, compared to pre-COVID times. So revenue probably almost tripled compared to pre-COVID. So in a new economic light, we have a lot more efficiency on a revenue per square foot level. So some of the key stores have, without expansion and like for like, already surpassed not only the pre-COVID time, but also the Lanvin peak when the previous designer was well on board back in 2014, and 2015. This is something that gave the management lot of confidence. And our CFO can really get into a little bit more detail as well.

You can see now we only have 300 stores. And Lanvin, for example, we only have 27 stores. We’re trying to expand into probably 76 stores by 2025. So this is all from a number of perspectives, which is really grown off a very small base, compared to a lot of other brands who are doing 400-450 stores. So this is something that’s very, very different, even at double or triple, I’m still at a fraction of where other brands are in terms of distribution channels, or DTC basis.

On the right, you can see a lot of these Tmall, JD.com, WeChat mini program, Farfetch. This is very new. These are all low-hanging fruits that brands just got into in the last 18 months. So we’re still testing, working with these providers, working with the platform to optimize our CRM strategy, so really trying to grow. So you will see the e-commerce and digital portion of the revenue really becoming a bigger focus for us, especially in Asia, customers are very digital savvy. So we tried to take advantage of our young brand and really establish a new platform. So we see very good results in 2021 and 2022.

Here is the roadmap. 90% of growth will come from organic as we planned. But we do believe we will acquire further brands as we continue to grow. I will say we probably have a long way to go compared to LVMH which has over 70 brands. We started with five and then when the roadmap/ valuation/ synergies/ brand equity is right, I think we have a lot of opportunities out there to acquire and have a proper strategy. In the model we’ve only built in one acquisition, so you won’t see our reliance on the acquisition model.

Management team, you will see Shang, myself and Joann on this call, but you can see we have a very diverse pool of management. Most of them have 15, 20 years of experience in luxury. They are not only coming from different big houses. But also they quit their job to join us, which is a very exciting adventure for the entire team doing so. And then they are all located everywhere. Some of them in Irvine, some of them in Paris, some in Milan, some in Austria. So this is a very diverse group, we work very closely together. And everybody’s very excited about Lanvin Group being listed.

And then we do have the next two pages. We have a different operating model, like the big houses. I think for us it is the dual-engine model. We have the DNA, the engine, which is the very core engine of our brands, which is what we think we want to protect dearly, because without that, I think it’s very difficult to grow in emerging markets.

And then we talk about the second engine is called a growth engine. The growth engine can be in Asia, can be in North America, can be in Europe, or any emerging market that doesn’t have that particular growth sector or attribute. This is something where as long as we protect the DNA of the brand, we’re able to grow. And we try to use it in a very nimble and agile way of growing in these markets. We will give a lot of autonomy to the local resources and the fundamental decision-making process. So this is something we’re very proud of and then putting this here just to give you the size and growth phase of our brands.

The next one is also creativity, because we are in fashion, we are driven by creativity. I think we have a little bit different mindset with some of the brands out there. We do believe the world has become a much faster, much more global and much more digital-savvy world. Twenty years ago, there’s no internet. Right? And now we’re talking about metaverse. So this is a big leap in a very short time, in terms of people understanding the digital world. That means the information flow and people and the way we educated people and establish connections has changed. So what we believe is yes, we still have the creative director really hand holding the DNA, vision and consistency of the brand DNA, the core creative value.

Therefore, we created two virtual creative labs. One is in Milan, and one is in Asia. And then what we want to do is have our creative directors and merchants really collaborate with using these Creative Labs and come up with more capsules, more crossovers. For example, in China it is a very different marketing calendar than in West. Every month, you have a celebratory event, you have the double 11, and you have double 12, two Valentines. So all these, every month is becoming a celebratory event, and then you need more newness into the market. So this allows us, the creative director to work with these kinds of local talent globally, to come up with crossovers, to really create more excitement in terms of the brand. I think this is a very different way to tackle creativity.

But when we focus on creativity, we also want to cherish that luxury is really about know-how. Like I mentioned before, we do have six manufacturing facilities: two in North America, four in Europe. This is a very core part of DNA of the brand, which we cherish very dearly.

And ESG is something that we also focus on a lot. Using Wolford as an example, Wolford is one of the few kinds of textile companies in the world that has the “Cradle to Cradle” certification. I mean every step of the way, it’s a very stringent certification. It’s more sustainable anywhere from production to development, to dyeing to finishing every step is sustainable. So this is a very high honor to get that certification.

And then the last thing I want to tell analysts is I think we’re very unique for investors. I think for all industries, a lot of people would like to invest in the high-growth emerging market. But it’s difficult sometimes, it is because you don’t understand the geopolitical dynamic, you don’t understand the economic environment.

But I think for Lanvin Group, we are still a very global business, but in fact, we actually deliver investors the ability to really grow, and these attributes can grow into these fastest-growing markets. This is a very different distinction that we have and we want to make.

Secondly, we have a very mature business model, this is a business not going away. It has been here for thousands of years. In the end, we’re making handbags and making clothes and sneakers, but we are also like a startup. We are able to deliver investor startup-like growth but with a very mature business model. That’s why we think this is a very exciting part of the journey. Basically, imagine you’re investing in LVMH probably 30 years ago, you would have probably done pretty well.

With that, I would just probably pause there. Harry, please just see if there is any question before we dive into the financial section with Shang, and we have questions in terms of business.

Question-and-Answer Session (1)

Harry Florry

Sure. Thanks very much, David. As I said before, please do submit your questions in the Q&A box in Zoom. We have a 10-minute session now for questions, and then we’ll go into the financials.

The first question is, could you please put a number on the average retail productivity for Lanvin?

Joann Cheng

Shang, would you like to that question?

Shang Koo

When we look at 2021, sales per square meter were about 7,000€ per square meter on an annual basis. Now that has increased to 8,000€ in 2022 H1, and that’s with the impact of the China lockdown impacting on the global figures. It’s a very impressive growth given the lockdown.

And by 2025, we do expect it to grow to about 12,000€ per square meter on an annual basis. So even at 12,000€, I would say that’s a little bit low, given where we should be. So we do have a pretty conservative model right now for growing the business. I think there are still a lot of upsides left in growing sales per square meter going forward in the next couple of years.

David Chan

And then maybe I will just add to it as well. Thanks, Shang. This is really coming from close to probably a $3,000 level pre-COVID. We are close to tripling the sales per square meter efficiency for Lanvin.

Harry Florry

The next question is, what is your view on China macro? And I think particularly the luxury trends in China going forward?

Joann Cheng

Sure, I can take that question. It’s obvious that China still has COVID challenges right now. However, we see some new policies to promote the business and drive growth to improve the macro. So basically, I think COVID is a short-term challenge. In long term, China is still one of the largest countries with the largest population, which still hosts a very important portion of the luxury market. And luxury is a very resilient industry.

From the latest earnings report of the big and important players in this industry, we can see that everybody is still growing not only in U.S. and in Europe. For the post-Covid recovery phase, in China, with the demand from the middle class and also the need for consumer quality, luxury brands are still putting a lot of effort and attention into this market. So all in all, I think China macro is now facing some challenges. But in long term, this is a very important market for the luxury industry. I think that is the strategy we discussed just now about the growth engine, we will have more penetration into this market as one of the largest markets, but the growth market for Lanvin Group is also in U.S. in which the penetration rate is still relatively low compared to other mature brands. So, the growth market that we’re talking about will not only be Mainland China, we’re also talking about U.S. and Asia, like Japan, the traditional luxury market, or Korea, a fast-growing luxury market as well. I think for us, one of the growth strategies is still growing in the new so-called emerging market.

Harry Florry

Thanks, Joann. Okay, next question. Which brands have the most opportunity for acquiring younger customers? And the longer term, what’s the potential for store count at Lanvin versus current? Also Lanvin what are your thoughts on direct-to-consumer versus wholesale?

Joann Cheng

Maybe David can add more comments. I can answer from my angle. So basically, I think that the brand with the most potential, of course, is still Lanvin. This is our flagship brand in the group, especially with young designers joining the team, under the overall guidance of Bruno, the creative director we recruited in 2019. He is 33 years old. Together with the young team, he actually brought a lot of new traffic by injecting a lot of newness to into the current productions. You can see that our productions are becoming more joyful, colorful, and playful. So one of our best seller is there that is Curb shoes, which drive a lot of young traffic into our retail store and also online.

Regarding the second question is about the percentage of wholesale versus retail. I think for luxury brands, we are still pretty much focused on retail. And another channel we really want to be focused on and drive growth in future is the digital channel. Because we believe that moving forward with lifestyle change, people get used to shopping online. Digital actually changed our lifestyle. So as long as people believe that they can shop genuine stuff on a very trustworthy platform, they can more and more get used to really buying from online businesses.

That’s one of the reasons we invest a lot into the infrastructure of our e-commerce. For example, work together with Shopify, one of our strategic players in the U.S., to consolidate our e-commerce platform across the brands to drive efficiency and synergies across the brands, so that our e-commerce platform domestically for U.S. customers, and also the supply and logistic companies, central warehouse in the States, make our consumers in the U.S. feel easy and comfortable to buy and shop online. So that is a very important channel that we want to build for our future.

For the second question about the retail store. I think we still want to penetrate more into our key markets like U.S. and China, because our penetration at this moment for the retail footprint is still relatively low compared to mature brands. So going forward, we will keep opening stores in top-tier cities and in top-tier shopping malls. For Lanvin, our total number of retail stores, we want to grow from 27 currently, to around 60 in the next three years.

David Chan

I will just add on. Joann was highlighting the boutiques. The total number of stores right now we have 27 stores. In the next three years, we were projected to close to about 75 stores. And then I think we have so much more opportunity, I think we can we outperform that. I think that we’re hopeful.

When we look at some of these, we also want to be very conservative, because there’s capital and CAPEX involved. We want to make sure we’re still hitting all the tier-one cities, if you think about China, we only have eight boutiques in China. So this is barely covering all the tier-one cities, not even tier-1.5 cities.

The second is the U.S. We only have six boutiques in the U.S. This is not covering also some of the top U.S. cities. Not to mention Canada, we don’t have anything there. Middle East, we don’t have anything there. And then Japan, we are starting our boutique store just now. With the help of ITOCHU in November. So this is something we are continuing to expand, but really trying to focus on that one or two stores in tier-one cities. So there are a lot of opportunities, but to us, it’s all low-hanging fruits.

In terms of the demographic, just to add to what Joann said, if you happen to have a chance, go to the New York Soho stores in Lanvin. Sit there for 15 minutes, you will see what our demographic is. It’s much younger now. In terms of brand attraction, I think the range is anywhere between 20-28. That’s the demographic that Lanvin’s product is really serving right now. Obviously, there are people walking into buying clothes in mid 30s, but there are a lot of people, especially in New York area, you will see where the demographic is younger.

Harry Florry

Great. Thank you. Moving on to the next question. Many of the larger brands, LV, Gucci, Chanel, etc., have a heritage in leather goods and other categories. What would be the optimum mix of Lanvin, versus RTW and other categories?

Joann Cheng 47:28

I think about the beauty of Lanvin as a house of 173 years old, is that it covered all categories. So, it carries the DNA of Parisian elegance that not only relate to ready-to-wear, but also related to other categories like bags, leathers, shoes and scarf, perfumes, cosmetics. So, this is a brand really for the imaginations. So that’s one reason why we consider Lanvin as the flagship brand of our group. It has great potential for future.

After we entered into the brand, we invested quite a lot into the product category expansion, including shoes and leather products. From our previous results, you can see that one of our best sellers at this moment is our shoes. Our Curb shoes and bumper sneakers. So that almost compose of ~20% of the business. And currently another best seller is our pencil box, which carried the DNA of the mother and daughter logo, full of love and grace. A functional design but also with a Parisian chic. That is really driving another wave of leather products for the brand.

I don’t think we are limited to being a ready-to-wear house. Of course, at the peak of 2014, when Alber was the designer in charge of the creativity team, ready-to-wear is one of the major components of our productions. But now when we are moving towards young designers, who is paving the way for an enjoyable collection, and talking to the young generations. We can see that we actually provide a total look, including leather, shoes, accessories, to our Gen Z customers. That has been quite successful at this moment and we will continue to invest in that category.

David Chan

Just to add on also what Joann mentioned, what we’ll be trying to do is in a “non-rocket science” wa that we try to monetize the archive. Leather goods are a part of the DNA of Lanvin. But it wasn’t the focus of the brand before. Now we’re trying to bring it back. If you have a chance to talk to our archive director, who came from Dior. She will tell you she moved from the number two of most heritage and archive rich brand to number one, right? Now she works for us. And then she will tell you how much of these treasures in that particular archive we can really look at, and really bring the heritage of Lanvin in the goods to today’s customers.

Harry Florry

Okay. In terms of pricing, where do you see Lanvin accessories in the context of the luxury market? Who are your closest competitors?

Joann Cheng

I think we are now benchmarking to Prada or Ferragamo, that type of brands.

Harry Florry

Okay. You talked about the next phase of growth. What areas and categories in particular would you like to target?

Joann Cheng

Areas definitely will be U.S. and Asia, because those brands have their home countries in Europe. So they are relatively mature compared to the market in U.S. and in Asia. David has mentioned in the beginning of the presentation that if we take out St. John as a brand that is dominant in U.S., for the rest four brands, the U.S. market only accounts for 15% of the revenue, and Asia only account for another 15%.

But if you look at McKinsey and other mature brands, U.S. is still the largest consumption country for luxury, usually accounting for 25%, and China is the second largest currently, accounting for 20 to 25%. So, you can see that our gap towards U.S. and China, at an average level, we still have 10% to grow. That has given us a huge room to really drive the growth in that two areas.

Different categories and different brands have different extension plans. For Lanvin, we want to extend it to leather because that is the product talking to Gen Z and attract more traffic. But for Wolford they have very high-quality fabric - like a second skin. The fabric is so unique and easy to explore into sportswear, like yoga wear. So we already launched our The W line, which is our athleisure line for two years. And then we see that The W line has driven another group of traffic to the brand, who love the fabric, the feeling from this product. It is very easy to wear and comfortable as a second skin fabric. By saying that I think different brands have different extensions.

Sergio Rossi is a traditionally a women’s shoe producer. If you visit our stores, we start to produce men’s sneakers, men’s shoes, because we have this know-how for the making of the shoes, not only for women but also for men. So I think our purpose is to meet demands from our customers from more angles, not only one angle. So that’s the point for the product category extension.

David Chan

In terms of areas, we are in the trajectory that we provide it to everybody. We haven’t even take into account some of these non-included areas such as Middle East. We also don’t have any stores in Singapore.

As far as Sergio Rossi, for example, it has no store in the U.S., and a very limited revenue in U.S. So all these big markets, whether it’s China or Japan or the U.S, still have a lot of room for the brands to really grab in terms of market share. And then we are just focusing on these particular markets from a model perspective. But if we are able to find very good opportunities outside of this market, whether it’s Middle East or Canada or so on, we definitely will take it. Just currently, we have been a little bit more conservative in terms of our expansion.

Harry Florry

Thanks, David. We will have another Q&A session at the end. And I know that a few people are struggling to put their questions in the chat box. So please do email through if you want them answered off at the end.

The last question is, do you see an increase in production costs, raw materials, labor costs, etc? How would you deal with it?

Joann Cheng

Yeah, I think that is a common challenge for every brand. Even across a lot of industries, not only to fashion industry, in view of the macro environment, and energy costs, etc. What we are doing is similar to the other brands.

We try to monitor our costs cautiously to improve efficiencies, reduce our cost as much as we can. But for the further cost that we have to absorb, we have to reflect it in our retail price. For the gross profit margin, we want to be still healthy, for the brand’s future. Our pricing strategy is reviewed every production every season at this moment, to reflect our production cost or raw materials cost allocation. But again, this is all based on improvement of internal efficiencies, as much as we can do from our side.

Harry Florry

OK. That closes the first Q&A session, and we’ll be having another one in about 14 minutes. And I’ll hand over to Shang to talk through the financials.

Shang Koo

Thank you Harry. My name is Shang. I’ve been the group CFO for the Lanvin Group since October last year. I spent most of my career in consumer internet, where I actually find a lot of similarities with Lanvin Group as well. So the standard playbook for consumer internet is to get the unit economics right. And then just scale scale scale. So I did that with my last company, where I helped it scale from about a million a month in revenue to 14 million a month in revenue and about 10% EBIT within five years. So I see a very similar path for Lanvin over the next few years as well.

So last year, Lanvin Group did 309 million€ in revenue, on a performance basis, including all 12 months of Sergio Rossi, we did 339 million. We are very geographically diversified, as David mentioned. With North America accounting for 35% of revenue, while Greater China accounts for 14%. So North America in particular, is a very major growth area for us in 2022, especially for the Lanvin brand. So as a result, we are beating our budget targets for 2022, despite the COVID lockdowns in China. At the same time, China is relatively under penetrated. So that will give us a lot of upside potential over the next couple of years for growth.

Lanvin Group in 2021, and the first half of 2022. That was an inflection point for us in terms of our business in that we turned contribution margin positive during this period. So by contribution margin, what I mean is gross margin minus our selling expenses at the store level, but also our marketing and branding expenses at the HQ level. So what is left, below the contribution margin is our G&A expenses. And with a positive margin, positive unit economics, that gives us the confidence to really focus on scaling up our business and growing to profitability.

In the first half of 2022. We saw 11 percentage point move in contribution margin from -8.7% to 2.6%. Now this is a combination of scale and margin expansion. Our business grew 73% YoY to 202 million in the period. At the same time, we grew our gross margins from 52% to 56%, giving us an 86% year over year growth in gross profit. The scale effect also allowed us to reduce, as a percentage of revenue, from 60.5% to 53% of revenue. So I’ll talk a little bit more about the operating leverage in a later slide. Thank you.

Now let’s take a look at our revenue and gross margin on an individual brand basis. In the first half, we saw very good growth across all of our brands, while being able to raise our gross margin significantly. Revenues grew 73% year over year, excluding the impact of Sergio Rossi, revenues grew 49% year over year.

So in particular, Lanvin saw triple digit growth to 64million€. Now this does include a little bit of outsize growth from wholesale business in the first half. We had a special collaboration with Gallery Department, and also a little spacing, that caused wholesales to be about 10 million€ higher than normal, growing to 30.8 million in the first half. That’s about half of our total business for Lanvin in the first half. That also caused that the gross margin to be slightly lower at 47% versus 49% in the first half of 2021. But excluding the impact of the wholesale growth, we actually saw an increase in gross margin for Lanvin in the first half of 2022.

Now for the rest of our brands, we saw very good growth margin improvement. In particular for St. John. We grew our gross margin from 49% to 61% in the first half of 2022. This is mainly due to more discipline. We reduced our discounting, we increased the proportion of full price sales, and we improved our production delivery cycle. So we have the confidence to grow our gross margin further on a very similar playbook across all of our brands. In the medium term, we want to get our gross margin to about 62-65%. And that will get us to breakeven. That’s still far below the industry average for the luxury sector, so we do have a lot of additional room for margins improvement and profitability going forward.

That brings us to our forecasts for the next three years. So as mentioned, we hit our inflection point in terms of contribution margin in the last 12 months. So the next step is to scale our business to profitability. Now, based on our sensitivity analysis, that will happen a little bit over 600 million € for our existing five brands. That means around the second half of 2024 and 2025, we will be EBITDA positive in late 2024, and EBIT positive in 2025. So overall, we expect to triple our scale to 989 million by 2025. And in that includes contribution from a new acquisition, that should happen over the next one or two years.

Now, where all that growth comes. Will be mainly from Lanvin and Wolford. These are our flagship brands, and will also be the biggest contributors to our growth.

So we really see Lanvin and Wolford as like Lululemon and where they were 20 years ago. And as we scale up our business, we’re hitting the same hockey stick growth that we’re seeing for these brands 20 years ago. So, the main drivers of our brands for growth over the next two to three years and going forward will be retail channel expansion and category expansion, which I will go over in more detail in the next two slides.

On an individual brand basis, for Lanvin, 110 million or over half of Lanvin’s growth from 2021 to 2025 will come from retail channel expansion. Of that, like for like from existing stores, as of 2021 will contribute 26 million or about 70% increase from 2021. So that translates into annual sales per square meter of around 12,000 per square meter, up from 7000 in 2021. That’s still relatively low as compared to other luxury players, as I mentioned before, so we still have plenty of room left to grow for margins. The big part of the retail growth will actually come from the new stores, which will expand from 27 stores in 2021 to 76 stores in 2025. And that will bring an additional 84 million in sales by 2025.

Now for Sergio Rossi, we’ll see where we see a very similar growth strategy. About two thirds of the growth for Sergio Rossi will come from retail, of which the largest part is new store openings. Sergio currently is just starting to ramp up China and has very little presence in the U.S. right now. So both of these areas are huge growth potential for Sergio Rossi. We plan to expand our store count from 45 globally to 77 by 2025, that will contribute to another 33 million in additional revenues.

So going now to Wolford, we have Wolford a little bit differently than others in that the major growth area for us for Wolford is athleisure wear. And that’s a model separately when we talk about Wolford. For retail expansion, we’re looking at about 40 million in additional revenues from the existing category mix, excluding the impact from the W Line of athleisure wear, and that’s about 30% in terms of store number expansion to about 235 stores by 2025. The W line of athleisure wear will contribute another 53 million in revenues for about 60 million in total by 2025. I’m actually very excited about W line because after I joined the company, my wife threw away all her Lululemon and is wearing almost exclusively W line for her yoga wear right now. So I definitely know that W line will be a huge growth area for us in the next couple of years. So in terms of TAM, athleisure wear has a much larger TAM than bodywear and ready-to-wear. So we can even get to half of the athleisure TAM by 2025, we would far exceed our targets.

Now let’s take a look at what this means on a consolidated basis. With our growth initiatives, we’re looking at 2025 where the revenue mix is much more regionally diversified and with a larger concentration in DTC. Regionally, Greater China and U.S. market should be about equal in size at about 28% of revenue, with EMEA proportionally smaller at 37% of global revenues versus 48% in 2021. Now, we also have potential upside for additional growth in areas like Japan, South America, Southeast Asia and Middle East. In terms of revenue mix by channel, our DTC channels will increase by 15%, from 60% of revenues to 75% of revenues by 2025. With wholesale decreasing to under 20% of revenues. What that means is significant improvement in our gross margins, not only due to change in the mix of DTC and in wholesale, but also because we have better pricing control and better control over our sales channels as we go more and more to DTC.

Now, finally, let’s look at how all this will impact our profit and margins.

So profitability, it’s a pretty simple formula. It’s going to come from revenue growth and operating leverage. And that formula helped us to improve our adjusted EBITDA by 29 million in 2021 and will get us to profitability with 8.5% adjusted EBITDA margin by 2025.

So first, let’s talk about revenue growth. Revenue grew by about 39% in 2021, and is forecast to triple to 989 million by 2025. So at the same time, our gross margin grew by 2.3 percentage points to 55% in 2021. That’s partly due to change in channel mix, as I mentioned before, but also to better price control, especially for St John. Going forward, our category expansion to accessories including shoes and leather goods will also help us to improve our gross margin as we shift away from seasonal ready-to-wear fashion to products that are more core and carryover products. As mentioned before, our goal is to improve our gross margin to 62-65% level, where the combination of the scale and gross profit will really start to drive profitability.

In terms of the operating leverage, I can break that down into marketing and selling expenses. And so that’s the four contribution margin. And then also break the other part coming from G&A expenses below the contribution margin. So combined, we want to get both to under 60% of revenue in the next few years. So that will give us the profitability vs the 62- 65% gross margin that we are targeting. Marketing and selling is a mix of fixed and variable expenses by nature. So it was 53.6% revenue 2021 And that actually was an improvement of 14.5 percentage points from 2020. Now selling expenses are still pretty high right now, because we were opening so many new stores. So that adds a lot of pressure to our selling expenses as we ramp up. But well, for example, Lanvin store right now in 2021, the selling expenses at the store level was close to 70% of retail revenues. But that should decline to under 40% by 2025, as our older stores become more established. So by 2025, we’re going to get the marketing and selling to under 40% of revenue. So that will be a combination of about 30% in store-level selling expenses, and about 10% in marketing and branding expenses.

Now moving on to G&A, that’s where the operating leverage will really kick in. So it’s high right now. It’s high right now because we have a lot of fixed costs from running the five independent fashion houses. Now fashion shows are expensive. But that’s not going to grow. The cost is not going to grow that much every year when we double our revenue. And at the same time, we will start seeing economies of scale and synergy between the brands as we start sharing back-office expenses. For example, our U.S. digital platform will reduce our e-commerce fixed costs going forward as we share development costs. And incidentally, that will actually also lower our selling and marketing expenses as we can negotiate for lower advertising costs as a group.

So we saw a 12 percentage point improvement in G%A expenses in 2021 to 39.7% of revenue. So in absolute terms, that actually only increased 6% year over year. So that’s mainly due to additional G&A from the acquisition of Sergio Rossi in the second half of 2021. Going forward, you will see a little bit of an increase in G&A in 2022. Because we are putting in additional expenses as part of being a listed company and also we get a full year of additional G&A expenses from Sergio Rossi. But after 2022, the increase will be fairly muted. And that will cause G&A expenses to quickly decline to under 20% or revenue as we scale up. So with that 20% of revenue and 40% coming from marketing and selling, we’re looking at under 60% in total operating expenses, versus 62 -65% gross margins, and that will get us to profitability. So with that, I’m going to turn it back to David for the Transaction Summary.

David Chan

Very quickly on the transaction. Everybody should be pretty familiar with it, as we disclosed a number of times, there’s a little bit of change, we still have about $414 million in Primavera Capital Acquisition Corporation Trust. And then we upsized the PIPE on the original $50 million PIPE with Fosun and all the strategic partners like ITOCHU, Baozu, etc. On top of it, Fosun has recently decided to convert $95 million shareholder loan, so we’re delivering to the investors a relatively clean balance sheet into the PIPE. And then also, we just announced the $50 million PIPE private placement that we just closed about a few weeks ago, and also with the $80 million of FPA holders attached to the Primavera Capital Acquisition Corporation Trust.

Pre-money valuation now is valued at $1 billion, that gives us the total post-money valuation of close to 1.7 billion, assuming there’s no redemption, obviously. Fosun intends to remain a majority shareholder after the transaction. And then there will be a customary lockup for all the management and Fosun. This is really a meaningful step for management and the brands to take the company to the next level of profits. That will sum it up for our presentation, and then maybe we can open up some questions, Harry?

Question-and-Answer Session (2)

Harry Florry

Thanks, David. As with the previous Q&A, please submit your questions through the Q&A box. And we’ll have plenty of time for questions now, at the end.

The first question is how easy is it to find new assets at reasonable valuations? How has that changed in recent years? Also, what’s the relationship between the brands across the Group?

David Chan

I think we are still able to find companies. It’s never easy to find a company with a good valuation. But we really need to find a company that is a little bit more specific to our group, it has not only the synergy and category that we’re looking for, as you’d imagine. Our strategy is really continuing to look for a business to create that diversification strategy for us, either from a product standpoint, or geographic standpoint, or demographic standpoint. So if that fits into that three buckets, we’re really able to really get in there.

But one criteria that we do look at is the heritage and the consistency of the brand. I think if you look at our own brand average, the youngest brand is about 60 years old. They have been many up and downs through history. I think this is something we will look at and then they have to have a proven track record to become a global luxury brand. So this is something that we look for.

But in terms of valuation, I think this is a very big question because depending on the growth rate and the trajectory, are they able to bring the size and scale? We also do look at these brands’ growth capability particularly in the areas that all our brands try to focus on, which is the Asia market as well as the U.S. I think we want to make sure they have a vetted thesis to grow in those markets, which helps to create broader synergies, like Joann mentioned about Shopify. Can that brand really plug into the Shopify platform? Or can they really go in China like how all our brands go? So those would determine I would say, how much of a premium or discount we give to the valuation.

Joann Cheng

Regarding the second question, the relationship between the brands, within the group and share of knowledge and know-how. I think we’re lucky because at this moment, we are relatively small, all of the brands have their vertical segment. Except for Lanvin, it is an all-category fashion brand. You can see that Wolford is mostly skinwear, Caruso is men’s tailoring. Sergio Rossi is shoes. St. John is ready-to-wear for high-luxury ladies.

All the CEOs, they can sit down together and find a lot of synergies. So Sergio Rossi also can produce shoes for Lanvin or for St John. And Caruso also can manufacture tailoring suits for other brands. So I think we are now quite a happy family at this moment, and share a lot of knowledge and experience and find synergies across manufacturing and supply chain and also through the sales channel like the digital platforms or warehouses in the States.

Harry Florry

Thanks, Joann. The next question is about marketing expenses. How would you split marketing expenses between digital and physical?

Joann Cheng

Shang, do you want to answer that question?

Shang Koo1:19:36

Sire. For digital and physical, it’s actually much easier to look at digital marketing, because you can find ROI with digital. In terms of digital marketing, the direction for all the companies is really as long as you can find the right ROI marketing, you can spend as much as you want. And the problem is finding enough digital marketing with the right ROI, with the positive ROI to grow the business. We do set up budgets in terms of what numbers could look like in terms of proportion, but in the end, we do offer the brands and the marketing departments the flexibility to spend as much as they want in the digital space. So what we have seen, for very good digital marketing, especially in China, is the live streaming KOL marketing, where we have a very good ROL most of time on average. It’s about two times ROI in terms of marketing returns for the marketing.

Harry Florry

Thanks Shang. And now moving on to margin expansion. Which parts of the margin expansion do you think will be easiest when you talk about low-hanging fruit? Can you elaborate more on that? The next is where do you see marketing as essential to sales going versus now? And lastly, a PS to this question, saying that he loves the Gallery Department collaboration.

Joann Cheng

Thank you. Yes, I love it too.

David Chan1:21:37

I hope you buy at full price, helps the margin.

Shang Koo1:21:43

I’ll answer that. So for the margin expansion, it’s actually different across different brands. So at brands where margins are closer to 70%, there will be limited gross margin expansion there. But for brands like Lanvin, even for St. John, even after the margin expansion from 50% to 62%. We still do expect to see plenty of room left for gross margin expansion with these brands. But even for Sergio Rossi and for Wolford, we do expect some limited gross margin expansion as well.

Now, in terms of growth, in terms of G&A plans, I’m not going to talk too much about margins expansion there, because it’s a simple matter of growth of scale. As long as you can grow scale, you’re going to see G&A percentage decrease, just simply from operating leverage. But in terms of selling & marketing expenses, we do expect to see a lot of decrease in as a percentage of revenue over time.

As I mentioned before, the selling and marketing, especially for the retail stores across the different brands, are very high, because we are expanding so many new stores. So during that ramp-up period, you are going to see some pressure on the expenses. Lanvin is ramping up from 27 stores to 76 stores over a four-year period. By the time year four or five comes around, the percentage of new stores is going to be pretty limited. But at the same time, you’re going to see the stores have already ramped up and have pretty low selling expenses versus the revenue contribution that we have. So we expect to get the selling expenses at the retail level from 70% that you’re seeing in 2021 to under 40%, hopefully 35% of retail revenue by 2025. So that will get us the most operating leverage in terms of revenue and expense lines.

Harry Florry

Great. Thanks, Shang. Good to see that we have some time left so if anyone wants to submit any more questions.

Next question is, you mentioned brands have autonomy when it comes to digital marketing, how much autonomy do they have when it comes to decisions like pricing, architecture, store expansion, geographical footprint, etc.?

Joann Cheng

I think they have quite a lot of autonomy at the brand level. We respect the CEOs who are fully responsible for the P&L and driving the brand growth. And we empower their decision by having a more converged level discussion. For example, if there’s a big campaign, they usually seek a discussion with the headquarter, we find the synergies together, and we have been their sounding board. But on the daily operational decision, it’s been delegated to the CEO.

Harry Florry

Do we have any final questions? I just received some by email. In terms of acquisitions, would you consider non-fashion luxury categories? For example, watches jewelry, beauty, homewear?

David Chan

I wouldn’t say never. But I think that’s probably not a meaningful part of the focus right now in the pipeline. Like I mentioned, we have a proven thesis on accessories, leather goods and ready-to-wear right now, I think those are three categories we want to focus on for the brands. Within the brand, we are expanding, potentially expanding to these categories, whether it is home, beauty. These are spaces where we have a safer route to tackle and experience with these products. But whether we have a focus for the next acquisition go to a spirit or jewelry, I think that’s something to be determined. But again, if there’s a very good valuation, if there’s a very good growth and then the management, we certainly can look at it. I wouldn’t say never.

Harry Florry

Okay. How do you think these brands would perform if we go into a recession next year? History tells us that luxury can be resilient.

Joann Cheng

The beauty of Lanvin Group is we are relatively small at this moment, and we’re quite nimble and very quick to adapt to the macro environment. And again, there are so many low-hanging fruits for the brands, because all these brands carry very beautiful DNA for long term. We are still not covering enough for retail footprint, we’re still trying to be more innovative in the digital channel, we still want to explore our product category into leather, into men’s, into skinwear. There are so many things we are doing to make the group bigger. I think luxury overall is quite resilient, but for Lanvin Group, we become even more resilient, because there are low-hanging fruits for future growth.

Harry Florry

Thanks, Joann. And a final question, have you seen any change in consumer behavior or spending in the last few weeks?

Joann Cheng

Not really, even for China in the COVID situation. It is post-COVID everywhere, people want to consume quality stuff, that’s a trend already seen for 1-2 years. So that’s contributing to the performance of luxury brands across the industry. We don’t see the behavior changes in different regions. But one thing that not only happened for the last two weeks, but has happened for the last several years, and will continue to happen or change the future, is shopping online. Like I said before, digital channels are very important. Our lives have become more digital. So we want to be more focused and innovative on the digital channels for all our programs.

Harry Florry

Thanks, Joann. I think we’ve hit an hour and a half there and we’ve come to the end of the questions. Joann, would you like to say any final remarks?

Joann Cheng

First of all, thanks everybody, for joining this section. It’s evening Asia time. We welcome any comments or questions. You can reach out to us, and feel free to give us some comments or further questions. Like I said, we really are like in a startup mode, and our team carry a lot of entrepreneurship along the road. That’s one of the reasons why we grow very fast in the past several years, and we still believe that we have a very unique angle in this industry to drive the future growth together with our strategic partners and Primavera, and thanks Max, thanks everyone online. And thanks Finsbury, thank you all.

David Chan

Make sure to buy our products, that’s also important. Thank you everyone.